SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              --------------------


                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




                                  July 6, 1998
                         -------------------------------
                                 Date of Report
                        (Date of earliest event reported)





                            Electropharmacology, Inc.
                            -------------------------
               (Exact Name of Registrant as Specified in Charter)



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
               Delaware                         0-25828                    95-4315412
      ------------------------------      ----------------------        -----------------
     (State or other Jurisdiction of     (Commission File Number)       (I.R.S. Employer
             Incorporation)                                             Identification No.)


     2301 N.W. 33rd Court, Suite 102
          Pompano Beach, Florida                                              33069
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(Address of Principal Executive Offices)                                   (Zip Code)

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                                 (954) 975-9818
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              (Registrant's telephone number, including area code)

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         Item 2. Acquisition or Disposition of Assets.


         Electropharmacology, Inc. ("EPi") announced on June 18, 1998, that it had signed a definitive agreement to acquire the assets of Gemini Biotech, L.P. ("Gemini"), a privately held biotechnology company located in Woodlands, Texas. The acquisition will occur simultaneously with the merger of HealthTech Development Inc. ("HTD") , another privately held biotechnology company engaged in the development of proprietary genetic databases, into a subsidiary of EPi, which was announced on June 11, 1998. Gemini is a leader in the design and chemical synthesis of therapeutic drugs and diagnostic agents created using "nucleobases", the building blocks of genes, and has built a library of proprietary and exclusively licensed compounds for the treatment of cancer and rheumatoid arthritis. The assets being acquired from Gemini include an inventory of research reagents for product development and resale, laboratory equipment and other fixed assets, cash and certain intellectual property rights related to the design of genetic chemistry products. EPi intends to use the acquired assets to continue to conduct the business presently conducted by Gemini under the new name of Gemini Health Technologies.

         Under the terms of the agreement, a subsidiary of EPi and Gemini will form a limited partnership with the EPi subsidiary as the general partner and Gemini as the limited partner.. The EPi subsidiary and Gemini will each contribute their assets to the limited partnership. The limited partnership will issue six million partnership units to Gemini which are exchangeable into six million shares of newly issued EPi common stock on a one for one basis one year after the closing of the Gemini acquisition. Upon the consummation of the HTD. merger and the Gemini acquisition, Gemini will have the right to acquire approximately one third of the equity ownership of the resulting EPi entity, and current EPi and HTD shareholders each will have approximately six million common shares, or approximately one third each of the resulting stockholders' equity in the combined EPi entity. Gemini will nominate two of seven members of the new Board of Directors of EPi. The acquisition, which is subject to various conditions and approvals, is expected to close in the third quarter of 1998.

         "This is a major step in EPi's strategy to become a leading biotechnology company and expedites our ability to generate revenues in the near-term from the design and supply of molecular diagnostic products and molecular reagents and services for research as well as commercial markets", said Dr. Arup Sen, EPi's chairman and chief executive officer. "Gemini brings to the Company a wealth of drug design technology that complements the platform to be created from the combination of EPi and HTD. We are now positioned as a well rounded molecular medicine and drug delivery company with prospects for partnerships with larger companies that should further increase the Company's value and facilitate financing", he added.

         "We have built an excellent reputation in the biotechnology industry as a provider of novel molecular products based on sophisticated chemistry and are working with leading investigators at the Baylor College of Medicine and the MD Anderson Cancer Center", said Dr. Krishna Jayaraman, Gemini's president, chief executive officer and controlling partner. "This three-way combination will expedite our growth in the DNA diagnostics market and exploit therapeutic uses of our novel chemical compound library and core technology in combination with EPi's drug delivery program and HTD's genetic database development", he added.

                                      -2-

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Item 7.  Financial Statements and Exhibits.

         (c)       Exhibits:
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         Exhibit
         Number    Exhibit
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
             1.    Capital Contribution Agreement between Electropharmacogy, Inc., EPi Health
                   Technologies Inc., Gemini Biotech L.P., Krishna Jayaraman and Shashikala Jayaraman and
                   Gemini Biotech Inc. dated June 18, 1998.
             2.    Audited Financial Statements of Gemini for the year ended December 31, 1997.*
             3.    Unaudited Financial Statements of Gemini for the quarter ended March 31, 1998.*
             4.    Pro Forma Combined Balance Sheet and Statements of Operations of EPi and Gemini.*

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* It is impracticable to provide these financial statements and pro forma financial information at this time. The financial statements and pro forma financial information will be filed as an amendment to this Form 8-K Report as soon as practicable, but no later than 60 days from the date of the filing of this Report.




                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Electropharmacology, Inc.




                                      By: /s/ Arup Sen
                                          -------------------------------------
                                          Arup Sen
                                          President and Chief Executive Officer


July 6, 1998



                                      -3-

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                                 EXHIBIT INDEX


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         Exhibit
         Number    Exhibit
         -------   -------
   1.     Capital Contribution Agreement between Electropharmacogy, Inc., EPi Health
          Technologies Inc., Gemini Biotech L.P., Krishna Jayaraman and Shashikala Jayaraman and
          Gemini Biotech Inc. dated June 18, 1998.

   2.     Audited Financial Statements of Gemini for the year ended December 31, 1997.*

   3.     Unaudited Financial Statements of Gemini for the quarter ended March 31, 1998.*

   4.     Pro Forma Combined Balance Sheet and Statements of Operations of EPi and Gemini.*


* It is impracticable to provide these financial statements and pro forma financial information at this time. The financial statements and pro forma financial information will be filed as an amendment to this Form 8-K Report as soon as practicable, but no later than 60 days from the date of the filing of this Report.

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